Exhibit 99.1

RenovoRx Appoints Former Chief Medical Officer of Schering-Plough, Robert J. Spiegel, MD,

FACP, to Board of Directors

Los Altos, CA, April 27, 2023 - RenovoRx, Inc. (“RenovoRx” or the “Company”) (Nasdaq: RNXT), a biopharmaceutical company focused on targeted drug-delivery with an initial application in locally advanced pancreatic cancer (LAPC), announced today that Robert J. Spiegel, MD, has been appointed to the Company’s Board of Directors, effective April 25, 2023.

Dr. Spiegel brings more than 40 years of biopharmaceutical experience to RenovoRx’s Board. He was involved in more than 30 successful New Drug Application (NDA) approvals by the FDA and the development and launch of multiple products with annual sales exceeding $1B. While at Schering-Plough, he served as Sr. Vice President of Worldwide Clinical Research and Chief Medical Officer. He was involved in the development of numerous cancer drugs and led the development of Remicade® (infliximab), Temodar® (temozolomide), and alpha-interferon (Intron A) through PH I-III studies, securing the first FDA approval for a biologic protein. After Merck acquired Schering-Plough in 2009, Dr. Spiegel became Chief Medical Officer at PTC Therapeutics where he led the company to EU Conditional Approval for the first drug ever approved for Duchene Muscular Dystrophy.

Dr. Spiegel currently serves on numerous publicly listed and privately held boards, including Geron Corporation, Cyclacel Pharmaceuticals, Ayala Pharmaceuticals, Athenex and Sun Pharma Advanced Research Corp (SPARC). He also is an Associate Professor of Medicine at Weill Cornell Medical College, an Advisor to Warburg Pincus and Israel Biotech Fund, and a member of the Leukemia and Lymphoma Society (LLS) TAP committee. Dr. Spiegel completed his Medical Oncology fellowship at the National Cancer Institute and received his MD from the University of Pennsylvania.

“It is a pivotal time in RenovoRx’s evolution, and I am excited to help advance its transformative therapies for patients,” said Dr. Spiegel. “The company’s randomized Phase III interim efficacy and safety data utilizing RenovoGem™ to treat patients with locally advanced pancreatic cancer are very encouraging. The only two FDA approvals in the past decade in pancreatic cancer (Abraxane and Olaparib) showed a sub-2-month improvement in overall survival. Beyond pancreatic cancer, RenovoRx’s drug-delivery platform has a high potential to impact other cancers and possibly indications outside of oncology.”

RenovoRx Chief Executive Officer Shaun Bagai said, “We look forward to Dr. Spiegel’s leadership on our Board as we plan on advancing discussions with the FDA about expediting forward progress with RenovoGem, while continuing our current trial enrollment. Our team is also engaging with worldwide regulatory agencies and identifying new indications and combination products utilizing our therapy platform, RenovoTAMP®.”

About RenovoRx, Inc.

RenovoRx is a late-stage, clinical biopharmaceutical company with a vision to disrupt the current paradigm of biopharmaceutical treatments. Our mission is to lead a revolution in oncology therapy by delivering its innovative and targeted intra-arterial (IA) delivery of chemotherapy directly to solid tumors. The proprietary RenovoRx Trans-Arterial Micro-Perfusion (RenovoTAMP®) therapy platform aims to avoid the harsh side effects typical of the current standard of care, or systemic delivery methods, thus improving patient well-being and, potentially extension of life, so more time may be enjoyed with loved ones. RenovoTAMP utilizes approved chemotherapeutics with validated mechanisms of action and well-established safety and clinical use, with the goal of improving their safety, tolerance, and widening their therapeutic window by providing more targeted delivery at the location of the tumor tissue. RenovoRx’s lead product candidate, RenovoGemTM, is a combination of gemcitabine and its patented delivery system, RenovoCath®, and is regulated by the FDA as a novel oncology drug product to treat unresectable locally advanced pancreatic cancer (LAPC). RenovoGem is currently being studied in the open label, randomized Phase III TIGeR-PaC clinical trial for the treatment of LAPC.

RenovoRx’s patent portfolio for its therapy platform and product candidates includes eight issued U.S. patents, one issued European patent, and several additional patents pending in the US, EU and Asia. RenovoRx has been granted Orphan Drug Designation for intra-arterial delivery of gemcitabine for the treatment of both pancreatic cancer and bile duct cancer (cholangiocarcinoma).

Learn more by visiting the RenovoRx website or following RenovoRx on Facebook, LinkedIn and Twitter.

Investor Contact:

KCSA Strategic Communications

Valter Pinto or Jack Perkins

T:212-896-1254

renovorx@kcsa.com

Media Contact:

Kevin Knight

T: 214-732-9392

kknightpr@gmail.com